UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 30, 2008

FORTUNE INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

INDIANA

(State of incorporation or organization)

0-19049

(Commission file number)

20-2803889

(I.R.S. Employer

Identification No.)

6402 CORPORATE DRIVE

INDIANAPOLIS, INDIANA 46278

(Address of principal executive offices)

(317) 532-1374

(Registrant’s Telephone Number,

Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02. Termination of a Material Definitive Agreement.

See Item 3.02 for the satisfaction of $1,300,000 Term Loan Note. The information provided in Item 3.02 of this 8-K is incorporated by reference into this Item 1.02.

ITEM 3.02. Unregistered Sales of Equity Securities.

Effective June 30, 2008, Fortune Industries, Inc., an Indiana corporation (the "Company"), completed a Regulation D, Rule 506 Offering with one of the Company’s majority shareholders (the Chairman of the Board, an Accredited Investor (the “Chairman”)), in which the Company exchanged 66,180 shares of Series A Preferred Stock with a par value of $100 per share and a dividend of $7.50 per share for 66,180 shares of Series B Preferred Stock with a par value of $100 per share and a dividend of $10.00 per share.

Effective June 30, 2008, the Company completed a Regulation D, Rule 506 Offering with the Chairman, in which the Company issued 13,000 shares of Series B Preferred stock with a par value of $100 per share and a dividend of $10.00 per share, payable monthly, in consideration for the termination of the Company’s Term Loan Note in the amount of $1,300,000 with the Chairman. The unsecured Term Loan Note was due November 1, 2010, and paid interest at LIBOR plus 3.0%.

The Preferred Stock issued was exempt from registration under the Securities Act of 1933, as amended (the “Act”) pursuant to the exemptions provided by Section 4(2) of the Act and under Rule 506 of Regulation D. The shares in the Regulation D, Rule 506 Offerings were issued in transactions not involving a public offering. No general solicitation or advertising was conducted by the Company in connection with the offerings. The transactions involve only one (1) investor, who is a qualified “accredited investor,” and the Company has answered such questions and provided such information to the accredited investor as has been requested in order to complete the transaction. Neither the Company, nor any of its officers or directors is subject to any of the disqualification provisions of the Act. Additionally, the shares cannot be sold without registration. The Series B Preferred Stock is not convertible into any other class or series of securities of the Company, and does not have any voting rights.

ITEM 9.01. Financial Statements and Exhibits.

None.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FORTUNE INDUSTRIES, INC.

Date: July 7, 2008	By: /s/ John F. Fisbeck
John F. Fisbeck
Chief Executive Officer